PROSPECTUS

Filed pursuant to Rule 424(b)(2)

(To Registration Statement on Form S-3 dated August 31, 2010)	Registration No. 333-168012

ERHC Energy Inc.

$50,000,000
Common Stock, Preferred Stock, Warrants and Units

From time to time, we may offer up to $50,000,000 of any combination of the securities described in this prospectus, either individually or in units, and at prices and on terms to be determined at or prior to the time of the applicable offering. We may also offer common stock upon conversion of preferred stock, or common stock or preferred stock upon the exercise of warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts and over-allotment options.  The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our shares of common stock are traded on the OTC Bulletin Board under the symbol “ERHE.”  The closing sale price of our common stock on August 6, 2010, the last reported sales date, was $0.38 per share.  We will provide information in the prospectus supplement for the trading market, if any, for any equity securities and debt securities we may offer.

You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.  You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks.  You should carefully consider each of the factors described under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.  In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2010

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context indicates otherwise, references in this prospectus to “ERHC Energy,” “we,” “us,” “our,” and “the Company” refer to ERHC Energy, Inc. and its consolidated subsidiaries.When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the record holders or only indirect owners of those securities.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $50,000,000 of the securities described in this prospectus in one or more offerings.  Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part (or will be incorporated by reference from a current report on Form 8-K that we file with the SEC), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and that is deemed “filed” (excluding items such as Items 2.02 and 7.01 of Form 8-K and related exhibits, which are “furnished” to the SEC) with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Forms 10-K and 10-K/A for the year ended September 30, 2009, filed with the SEC on December 14, 2009 and January 28, 2010, respectively;

•
our Quarterly Reports on Form 10-Q for the three months ended December 31, 2009, March 31, 2010 and June 30, 2010, filed with the SEC on February 9, 2010, May 10, 2010 and August 9, 2010, respectively; and

•
our Current Reports on Forms 8-K (excluding Items 2.02 and 7.01 and related exhibits) filed with the SEC on each of January 11, 2010, January 13, 2010, January 22, 2010, February 17, 2010, May 4, 2010 and May 26, 2010.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

ERHC Energy Inc.
5444 Westheimer Road, Suite 1440
Houston, Texas  77056
Attn: Sylvan Odobulu
(713) 626-4700

Additionally, you may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.erhc.com our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to a number of assumptions, interpretations,risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. For a complete description of these risks, see our risk factors set forth in this prospectus and in our annual report on Form 10-K for the year ended September 30, 2009 and in our annual reports on Form 10-K filed after the date of this prospectus, which are incorporated into this prospectus. These factors include but are not limited to:

•	business strategies and growth opportunities available to the Company;

•	future development of concessions, exploitation of assets and other business operations;

•	future uses of and requirements for financial resources;

•	future liquidity and sufficiency of capital resources;

•	future market conditions and the effect of such conditions on our future activities or results of operations;

•	interest rate and foreign exchange risk;

•
termination, renegotiation or modification of existing contractual relationships, including participation agreements and other arrangements governing the Company’s interest in, and the operation and production of, any potential oil and natural gas reserves;

•	future contractual obligations;

•	outcomes of legal proceedings including, without limitation, the ongoing investigations of the Company and its operations;

•	changes in foreign and domestic oil and gas exploration, development and production activity, as well as advances in exploration and development technology;

•	competition in the oil and gas industry;

•	policies and regulatory initiatives of the various governments regarding exploration and development of oil and gas reserves, as well as compliance with such regulatory regimes;

•
the political environment of oil-producing regions, including changes and instability in political, social and economic conditions in the Democratic Republic of Săo Tomй & Principe and the Federal Republic of Nigeria;

•	risks of international operations, compliance with foreign laws and taxation policies and expropriation or nationalization of equipment and assets;

•	foreign exchange and currency fluctuations and regulations, and the inability to repatriate income or capital;

•	risks of war, insurgencies, piracy ,military operations, other armed hostilities, terrorist acts and embargoes; and

•	oil and natural gas price fluctuations and related market expectations.

ABOUT ERHC ENERGY INC.

Our Business

ERHC Energy is engaged in the exploration and production of crude oil and natural gas properties, and is currently focusing in the Gulf of Guinea, offshore of West.

At present, substantially all of our properties consist of interests in exploration acreage in (i) the Joint Development Zone (“JDZ”) between the Democratic Republic of Săo Tomй & Principe and the Federal Republic of Nigeria and (ii) an exclusive economic zone in the territorial waters of Săo Tomй (the “EEZ”).  Our interests entitle us  to a percentage of any hydrocarbon production realized from, the acreage, or “Blocks,” within the JDZ and EEZ awarded or to be awarded to us by the governmental development authorities administering such zones.  In return for such entitlements, we are obligated by our agreements with the administrative authorities to pay a percentage (corresponding to our participation interest) of the costs of drilling, production and operating these Blocks.

Source: Wikipedia.

Our current business strategy does not provide that we directly carry out the exploration and production operations in our Blocks.  Rather, we partner with oil and natural gas operators that we believe are established, well-capitalized and technically reputable to directly carry out and fund our exploration, drilling and production operations in the Blocks.  In return for such operators performing such services and carrying our operating costs, they receive an allocation of the production revenues attributable to our retained interests in the Block until the carried costs are recovered.  As additional consideration for the assignment of a portion of our rights in such Block, such operators also make an upfront cash payment to us.

We have successfully entered into partnership relationships with upstream oil and gas companies with respect to the exploitation of three of the six Blocks in the JDZ awarded to us in 2003, resulting in cash proceeds to us to date of $45.9 million.  We intend to implement a similar strategy for our remaining three Blocks of the JDZ and with respect to any of the four Blocks of the EEZ to which we have rights, as well as any rights that may be acquired by us in the JDZ or EEZ in the foreseeable future.  The timing or likelihood of entering into any such further transactions, if at all, cannot be predicted at present.

Our Properties

Joint Development Zone (JDZ)

The offshore Joint Development Zone, or JDZ, is a 34,548 square kilometer area situated approximately 200 kilometers off the coastline of the Federal Republic of Nigeria (“Nigeria”) and Democratic Republic of Săo Tomй & Principe (“DRSTP”) that is adjacent to several large petroleum discovery areas.  The JDZ was established in the spring of 2001 by DRSTP and Nigeria following a long-standing maritime border dispute. By agreement of the respective governments, the Nigeria-Săo Tomй & Principe Joint Development Authority, or JDA, was created to govern commercial activities within the disputed boundaries, including the administration of the JDZ and oversight of all future exploration and development activities in the JDZ.  Revenues derived from the JDZ will be shared 60/40 between the governments of Nigeria and Săo Tomé & Principe, respectively.

By that Option Agreement, dated April 2, 2003, between us and the DRSTP and that Administration Agreement, dated April 7, 2003, between us and the JDA, we were granted and acquired preferential rights to working interests in six (Blocks 2, 3, 4, 5, 6 and 9) of the nine Blocks in the JDZ. We duly exercised those preferential rights and were awarded additional rights in the bid round conducted by the JDA in 2004.  Our aggregate rights following the exercise of the preferential rights and award of additional rights during the bid round were 65%, 25%, 60%, 15%, 15% and 20% in Blocks 2, 3, 4, 5, 6 and 9 respectively. From these, between November 2005 and March 2006 we entered into participation agreements with various operators whereby, after giving effect to subsequent amendments and consolidation and/or transfers among the operators, we assigned (i) a 28.67%%  interest in Block 2 to Sinopec International Petroleum Exploration and Production Co Nigeria Ltd (“Sinopec”) and a 14.33% interest to Addax Ltd, (ii) a 15% interest in Block 3 to Addax Petroleum Resources Nigeria Limited (“Addax Resources”) and (iii) a 40.5% participation interest in Block 4 to Addax Petroleum Nigeria (Offshore 2) Limited (“Addax Offshore”).  Particulars of the participation agreements are set forth in our Form 10-K and other Company filings identified under “Where You Can Find More Information” and incorporated by reference into this prospectus.

Source: Nigeria Sгo Tomй and Principe JDA.

Accordingly, our current retained working interests in Blocks 2, 3, 4, 5, 6, and 9 in the offshore JDZ include:

•	JDZ Block 2: 22.0% working interest percentage

•	JDZ Block 3: 10.0% working interest percentage

•	JDZ Block 4: 19.5% working interest percentage

•	JDZ Block 5: 15.0% working interest percentage

•	JDZ Block 6: 15.0% working interest percentage

•	JDZ Block 9: 20.0% working interest percentage

These retained working interests represent our share of all the potential hydrocarbon production from the Blocks and obligates us to pay a corresponding percentage of the costs of drilling, production and operating the Blocks.  As set forth below, these costs in Blocks 2, 3 and 4 are currently being carried by our consortium partners until production, whereupon the operators look to recover our carried costs from the anticipated production revenues.  We have granted to the operators under the participation agreements with respect to each Block 100% of our allocation of cost oil plus up to 50% of our allocations of profit oil until our carried costs are recovered in full.

Exclusive Economic Zone (EEZ)

The remaining claimed territorial waters of Săo Tomй & Principe are known as the EEZ.  The government of Săo Tomй & Principe has awarded us rights to participate in exploration and production activities in the EEZ, which encompasses an area of approximately 160,000 square kilometers. Ocean water depths around the two islands exceed 5,000 feet, depths that have only become feasible for oil production in the past few years; however, oil and gas are produced in the neighboring countries of Nigeria, Equatorial Guinea, Gabon and Angola.

Source: ANP-STP.

In 2009, the National Petroleum Agency of Sгo Tomй & Prнncipe (“ANP-STP”) delineated the EEZ into 19 Blocks and earlier this year we exercised our preferential rights to 100% of two of the Blocks.  In February 2010 the ANP-STP confirmed the award to us of 100% working interests in Blocks 4 and 11, signature bonus free.  Such preferential rights were previously granted to us in a May 21, 2001 Memorandum of Agreement between us and DRSTP.

Under the 2001 Memorandum of Agreement, we also retain an option to acquire up to a 15% paid working interest in another two Blocks of our choice in the EEZ.  The ANP-STP has indicated that it expects to invite us to negotiate Production Sharing Contracts on the two Blocks in due course.

Our current rights in the EEZ expire on October 1, 2024 or, if we have a producing working interest in any Block(s) as of October 1, 2024, as long as any such Block(s) remains in production.  We are responsible for our proportionate share of any exploration and exploitation costs in the EEZ Blocks acquired.

Our Operations

JDZ Blocks

Our interests in the JDZ Blocks are in various stages of exploration. JDZ Blocks 2, 3 and 4 were the focus of an aggressive exploration campaign that concluded in January 2010. To date, no Production Sharing Contracts have been signed in either JDZ Block 5 or 6, and no operatorship has been awarded yet in JDZ Block 9.

Sinopec and Addax Petroleum Corporation (“Addax Petroleum”), our technical partners and operators in Blocks 2, 3 and 4, undertook an exploratory drilling campaign across the three blocks.  The drilling campaign commenced in August 2009 and was completed in January 2010, with five wells drilled in the following locations and order:

•	the Kina-1 well in JDZ Block 4;
•	the Bomu-1 well in JDZ Block 2;
•	the Lemba-1 well in JDZ Block 3; and
•	the Malanza-1 well and Oki East-1 well in Block 4.

To accomplish the drilling campaign, the following steps were taken:

•	Addax Petroleum contracted for the Deepwater Pathfinder deepwater drill ship;
•	Sinopec arranged for a semi-submersible drilling rig for Block 2;
•	Addax Petroleum acquired the operatorship of JDZ Block 3, from Anadarko Petroleum Company enabling a coordinated campaign across all three Blocks; and
•	Sinopec acquired Addax Petroleum, enabling the sharing of knowledge and expertise across all three Blocks, as well as adequate financing of the drilling campaign.

Each of the wells was drilled on time, according to budget and to planned depth.  In each of the Kina-1, Bomu-1, Lemba-1 and Oki East-1 wells, initial results indicate the presence of natural (biogenic methane) gas in multiple sands.  Such information is preliminary and analytical work is presently ongoing to integrate the information gathered from the drilling campaign into relevant geologic and fluid models to assess the prospective commercial viability.  The operators have been granted an extension until mid-September 2010 to indicate their plans for Exploration Phase II, contingent upon approval by the Joint Ministerial Council of the JDA.  Analyses of the data may continue for some time.

Other Operations

Other than the above described consortium arrangements, we currently have no other operations.  Likewise, we have no current source of income from operations other than interest income from cash generated from our assignment and sale of participation interests in Blocks 2, 3 and 4 to Sinopec and the Addax entities during 2005 and 2006.

Although the participation agreements currently represent our primary source of cash flow, we continue to explore plans to generate operating income from new commercial opportunities .  We intend to diversify our business activity by pursuing other growth opportunities, possibly including acquiring revenue-producing assets in diverse geographical areas and forging new strategic business partnerships and alliances.  However, there is no assurance that such partnerships or alliances can be identified or, if identified, can be successfully negotiated.  We cannot currently predict the outcome of negotiations for any acquisitions or alliances or, if successful, the impact on our operations or cash position.

We continue to identify and examine potential acquisition prospects and from time to time hold discussions regarding potential exploration and production opportunities in West Africa.  Ultimately, it is our intention to assemble a portfolio of assets and companies from which we can derive significant strategic value. The success of any potential acquisition will depend on the availability of adequate financing, of which there can be no assurance.  At present, our principal assets remain those interests acquired in the JDZ and the EEZ.

Corporate Offices

Our corporate office is located at 5444 Westheimer Road, Suite 1440, Houston, Texas 77056 pursuant to a lease that expires in December 2011.

To coordinate our business development in the Nigerian and West African oil and gas industry, we have opened a Nigeria liaison office at Oguda Close, Maitama, Abuja Nigeria. Our wholly owned subsidiary ERHC Energy Nigeria Ltd. operates the liaison office

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in ERHC Energy. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units, partnership securities, or debt securities could decline, and you could lose all or part of your investment.  When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by this reference all of our risk factors included in our annual report on Form 10-K for the year ended September 30, 2009, and included in any quarterly report on Form 10-Q or annual report on Form 10-K filed after the date of this prospectus, including but not limited to risks relating to our business, risks inherent in an investment in us, and tax risks to holders of our common stock.

We have no sources of revenue, a history of losses and cannot assure you that we will be profitable in the foreseeable future

Our business is in an early stage of development.  We have not generated any operating revenue since our entry into the oil and gas industry in 1996.  We have incurred significant operating losses, including net losses from operations in fiscal years 2009, 2008 and 2007, and expect to incur additional operating losses for the foreseeable future.  We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

We have a limited operating history in the oil and gas industry

Our operations have consisted solely of acquiring rights to working interests in the JDZ and EEZ and then farming out these rights through production sharing contracts.  To date, we have acquired rights in six Blocks located in the JDZ and two Blocks located in the EEZ.  Only five exploratory wells have been drilled since fall 2009 pursuant to production sharing contracts entered into in 2005 and 2006 with respect to Blocks 2, 3 and 4 located in the JDZ.  No production sharing contracts have been executed with respect to JDZ Blocks 5 or 6 and no operationship has been awarded yet in JDZ Block 9.  Our working interests in the EEZ were only confirmed in February 2010.  Accordingly, there is little operating history upon which to judge our business strategy, management team or current operations.

We are not the operator with respect to any of the production sharing contracts and will not be with respect to other such contracts that we may enter into in the future.  Our future financial results will depend primarily on (1) the ability of any such venture partners to provide or obtain sufficient financing to meet their financial commitments in the production sharing contracts, (2) the ability to discover commercial quantities of oil and gas, and (3) the market price for oil and gas.  Management cannot predict if or when the production sharing contracts will result in wells being drilled or if drilled, whether oil and/or natural gas will be discovered in commercial quantities.

Financing may be needed to fund the financial commitments of the production sharing contracts

While we are not required to fund any financial commitments pursuant to current production sharing contracts, it is likely that project financing will be required to fund future exploration activities.  Failure of our venture partners to provide or obtain the necessary financing may preclude the continuation of exploration activities.

We may not discover commercially productive reserves in the JDZ or EEZ

Our future success depends on our ability to discover oil and gas reserves in the JDZ and EEZ economically and in commercially viable quantities.  Decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  Interpretations of available technical data also employ many assumptions, including assumptions relating to economic factors such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.   The extent, quality and reliability of data can vary and any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and anticipated value of discovered reserves, if any. As such, any estimates of oil and natural gas reserves are inherently imprecise.

The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

There can be no assurance that our planned projects in the JDZ or EEZ will result in significant, if any, reserves or that we and our partners will have future success in drilling productive wells.

Our non-operator status limits our control over oil and gas projects in the JDZ and EEZ

Our business strategy to date has focused primarily on creating exploration opportunities and forming relationships with upstream oil and gas companies to develop those opportunities in Blocks in the JDZ and EEZ acquired since 2003.  As a result, we will have only a limited ability to exercise control over a significant portion of a project’s operations or the associated costs of those operations in the JDZ or EEZ.  The success of a future project is dependent upon a number of factors that are outside our control, and overruns in budgeted expenditures are common risks that can render a particular project uneconomical. Factors that may curtail, delay or cancel drilling include:

•	the availability of future capital resources to us and the other participants for drilling wells;
•	the approval of other participants for determining well locations and drilling time-tables ;
•	the availability and cost of deep water drilling rigs and the availability of operating personnel;
•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	equipment failures or accidents;
•	adverse weather conditions; and
•	the economic conditions at the time of drilling, including the prevailing and anticipated price of oil and gas.

There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable.  The use of seismic data and other technologies and the study of fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.

Our reliance on our consortium partners and our limited ability to directly control future project costs could have a material adverse effect on our future expected rates of return.

Our success depends on our ability to exploit our limited assets

Our primary assets are rights to working interests in exploration acreage in the JDZ and EEZ under agreements with the JDA and DRSTP.  Our operations have been limited to managing and sustaining our rights under these agreements.  Please read “We have filed suit to prevent tampering with our interest and any adverse ruling related to JDZ Blocks 5 and 6 could have a material adverse effect on our business, prospects, operations, financial condition and cash flow.” Our viability depends on our ability to exploit these assets, of which there is no assurance that we will be successful. Any assessments of the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to our existing properties and others that may be acquired in the future are necessarily inexact and their accuracy is inherently uncertain.

Our business interests are located outside of the United States which subjects us to risks associated with international activities beyond our control.

As of June 15, 2010, our major assets are located outside the United States.  Our primary assets are cash in various financial institutions and agreements with DRSTP and the JDA, which provide us with rights to participate in exploration and production activities in the Gulf of Guinea off the coast of central West Africa.  Production is subject to political risks which are inherent in all foreign operations. Our ability to exploit our interests in this area pursuant to such agreements may be adversely impacted by this circumstance.

The future success of our international operations may also be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, insurgency expropriation, termination, renegotiation or modification of existing contracts, tax laws (including host-country import-export, excise and income taxes and United States taxes on  foreign  subsidiaries)  and  changes  in the value of the U.S. dollar versus the local currencies in which future oil and gas producing activities may be  denominated.  Changes in exchange rates may also adversely affect our future results of operations and financial condition.

In addition, to the extent we continue to engage in operations and activities outside the United States, we are subject to the Foreign Corrupt Practices Act (the “FCPA”) which, among other restrictions, prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect their financial and other transactions with foreign officials.  Please read below “We are under investigation by the SEC, the DOJ and a U.S. Senate Subcommittee, and any adverse outcome could have a material adverse effect on our business, prospects, operations, financial condition and cash flow.”   The FCPA applies to companies, individual directors, officers, employees and agents.  The FCPA also applies to foreign companies and persons taking any action in furtherance of such payments while in the United States.  Under the FCPA, U.S. companies may also be held liable for actions taken by strategic or local partners or representatives.

The FCPA imposes civil and criminal penalties for violations of its provisions.  Civil penalties may include fines of up to $500,000 per violation, and equitable remedies such as disgorgement of profits causally connected to the violation (including prejudgment interest on such profits) and injunctive relief.  Criminal penalties for violations of the payments provisions could range up to the greater of $2 million per violation or twice the gross pecuniary gain sought by making the payment, and/or incarceration for up to 5 years per violation.  Moreover, if a director, officer or employee of a company is found to have willfully violated the FCPA books and records provisions, the maximum penalty would be imprisonment for 20 years per violation.  Maximum fines of up to $25 million may also be imposed for willful violations of the books and records provisions by a company.

The SEC and/or the Department of Justice (“DOJ”) could assert that there have been multiple violations of the FCPA, which could lead to multiple fines.  The amount of any fines or monetary penalties which could be assessed would depend on, among other factors, findings regarding the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of ERHC or our affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations.  Negotiated dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms agreed upon with the SEC and DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring future FCPA compliance.  Other potential consequences could be significant and include suspension or debarment of ERHC’s ability to contract with governmental agencies of the United States and of foreign countries.  Any determination that ERHC has violated the FCPA could result in sanctions that could have a materially adverse effect on our business, prospects, operations, financial condition and cash flow.

All of our primary assets are located in the Gulf of Guinea offshore of central West Africa. The governments of Nigeria and the island nation of Săo Tomй & Principe granted our participation interests in various concessions in their offshore waters. The governments of Nigeria and Săo Tomй & Principe exist in a volatile political and economic environment and we are subject to all the risks associated with those governments. These risks include, but are not limited to:

•	Loss of future revenue and our concessions as a result of hazards such as war, acts of terrorism, insurrection and other political risks
•	Increases in taxes and governmental interests
•	Unilateral renegotiation of contracts by government entities
•	Difficulties in enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations
•	Changes in laws and policies governing operations of foreign-based companies, and
•	Currency restrictions and exchange rate fluctuations

Our foreign operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation. Realization of any of these factors could materially and adversely affect our financial position, results of operations and cash flows.

We have filed suit to prevent tampering with our interest and any adverse ruling related to JDZ Blocks 5 and 6 could have a materially adverse effect on our business, prospects, operations, financial condition and cash flow.

On November 3, 2008, we filed a suit in Nigeria to prevent any tampering with our rights in JDZ Blocks 5 and 6. The lawsuit comes after the JDA and the Joint Ministerial Council (JMC) of the Nigeria-Săo Tomй & Príncipe JDZ failed to give a satisfactory response to our letters seeking clarification of our rights in JDZ Blocks 5 and 6 following media reports stating that the JMC had approved of our removal from the Blocks. We were awarded a 15 percent working interest in each of the Blocks in a 2005 bid/licensing round conducted by the JDA, following the exercise by us of preferential rights in the Blocks as guaranteed by contract and treaty. In November 2008, we dispatched notices of arbitration for service on the JDA and the governments of Nigeria and Săo Tomй & Principe to commence arbitration in London, and have requested that the London Court of International Arbitration clarify that our interests in JDZ Blocks 5 and 6 remain intact. Parallel to the proceedings, we have initiated dialogue with the JDA and the governments of Nigeria and Săo Tomй & Principe with a view to the amicable resolution outside of litigation and arbitration.  If we fail to prevail in our lawsuit or arbitration proceedings, there could be significant adverse effects on our future planned operations in JDZ Blocks 5 & 6. These adverse effects could range from loss of potential future revenue to a threat to our other interests in Blocks 2, 3, 4 and 9.  At this time, we are unable to reasonably estimate the economic impact if we fail to prevail in our suit.

We are under investigation by the SEC, the DOJ and a U.S. Senate Subcommittee, and any adverse outcome could have a material adverse effect on our business, prospects, operations, financial condition and cash flow.

On May 4, 2006, a search warrant issued by the U.S. District Court of the Southern District of Texas, Houston Division, was executed on us seeking various records including, among others, documents, if any, related to correspondence with foreign governmental officials or entities in Săo Tomй and Nigeria.  The search warrant cited, among other things, possible violations of the FCPA, Section 10(b) of the Exchange Act, Rule 10b-5 under the Exchange Act and criminal conspiracy and wire fraud statutes.  We filed suit in federal district court in Texas in June 2006 seeking to protect our attorney-client privileged documents and to allow our counsel to determine the factual basis for the DOJ’s search warrant affidavit, which is currently under seal.

A related SEC subpoena was issued on May 9, 2006, and a second related subpoena issued on August 29, 2006.  The subpoenas requested from us a range of documents including all documents related to correspondence with foreign governmental officials or entities in Săo Tomй & Principe and Nigeria, personnel records and other corporate records.

On July 5, 2007, the U.S. Senate Committee on Homeland Security and Governmental Affairs’ Permanent Subcommittee on Investigations served us with a subpoena, in connection with its review of matters relating to the potential abuse of payments made to foreign governments. The subpoena, as amended on July 18, 2007, seeks documents and information regarding our activities, particularly those related to the acquisition of our interests in the Gulf of Guinea.

The law firm of Akin Gump Strauss Hauer & Feld LLP assisted us in responding to the subpoenas.   Please see “Legal Proceedings” in our company filings incorporated by reference to this prospectus for more information.

We have not yet been notified of any formal conclusion, termination or other outcome with respect to any of the investigations by the DOJ, SEC and Senate Subcommittee, although the Federal Bureau of Investigation has returned all documents taken from us in connection with the DOJ subpoena.  We anticipate that these investigations might be lengthy and do not expect them to be formally concluded or terminated in the immediate future.  If violations are found, we may be subject to criminal, civil and/or administrative sanctions, including substantial fines, and the resolution or disposition of these matters could have a materially adverse effect on ERHC’s business, prospects, operations, financial condition and cash flow.

These investigations could also result in:

•	third party claims against us, which may include claims for special, indirect, derivative or consequential damages;
•	damage to our business, operations and reputation;
•	loss of, or adverse effect on, cash flow, assets, goodwill, operations and financial condition, business, prospects, profits or commercial value;
•	adverse consequences on our ability to obtain or continue financing for current or future projects; and/or
•	claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of ERHC.

Negative publicity arising from these investigations could also adversely affect our business and prospects in the commercial market.  In addition, these investigations have resulted in significant expenses to us, including substantial legal fees and the diversion of management’s attention from our operations and other activities.  If we incur costs or losses as a result of these matters, we may not have the liquidity or funds to address those costs or losses, in which case such costs or losses could have a materially adverse effect on our business, prospects, operations, financial condition and cash flow.

Through June 15, 2010, we have incurred significant costs in responding to the investigations by the DOJ, SEC and Senate Subcommittee. Those costs consist primarily of legal fees paid to our legal counsel, Akin Gump Strauss Hauer & Feld LLP and document reproduction costs. These costs have had a significant negative impact on our cash flows from operations.  Neither management nor our legal counsel can assess the magnitude of future cash requirements that could result from prolonged investigations or any negative findings that might arise from the investigations. In a worst case scenario, our cash resources could be exhausted and our status as a going concern could also be brought into question.

The United States Internal Revenue Service is currently conducting an examination of our tax returns.

The United States Internal Revenue Service is currently examining the tax returns for our 2005 and 2006 tax years.  We anticipate that this examination will conclude in the next few months.  If adjustments are required, we may be subject to taxes, penalties and interest and these could have a materially adverse effect on our operations, financial condition and cash flow.

We have limited sources of working capital

We believe that our working capital requirements for fiscal year 2010 will be approximately $4,000,000, based on maintaining operations at their current level and the generation of interest income at levels similar to fiscal year 2009. Our consortium partners will continue to pay all of our future costs in respect of operations in JDZ Blocks 2, 3 and 4, subject to full reimbursement upon production. Accordingly, we do not expect the commencement or continuation of exploratory drilling operations in these Blocks to have a significant impact on our working capital requirements. Management believes that our current cash resources will be adequate to maintain our planned operations throughout the drilling and exploration phase of existing participation agreements.

We have no current source of income other than interest income from cash investments generated from the sale of participation interests in Blocks 2, 3 and 4 to Sinopec and Addax Petroleum. We hope to enter into participation agreements in JDZ Blocks 5, 6 and 9 and in EEZ Blocks 4 and 11, but the timing or likelihood of such transactions cannot be predicted.  In addition to the two EEZ Blocks already awarded signature bonus free, we have rights to acquire up to a 15 percent paid working interest in two additional Blocks of our choice in the EEZ. The ANP-STP has informed us that selection of these other Blocks will take place at a later date, in which event we may be required to incur significant capital cost to exercise such rights.

Our competition includes oil and gas conglomerates that have significant advantages over us

The oil and gas industry is highly competitive. Many companies are engaged in exploring for crude oil and natural gas and acquiring crude oil and natural gas properties, resulting in a high degree of competition for desirable exploratory and producing properties.  Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate.  Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit.  There is substantial competition for capital available for investment in the oil and natural gas industry.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

One shareholder controls approximately 42% of our outstanding common stock

Chrome Oil Services (“Chrome”) beneficially owns approximately 42% of our outstanding common stock.  As a result, Chrome has the ability to substantially influence, and may effectively control the outcome of corporate actions that require shareholder approval, including the election of directors.  This concentration of ownership may have the effect of delaying or preventing a future change in control of the Company or a liquidity event.

Various factors beyond our control will affect prices of oil and gas

The prices we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth.  Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand or global macroeconomic disruptions.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The availability of a ready market for our future crude oil and natural gas production depends on numerous factors beyond our control, including the level of consumer demand, the extent of worldwide crude oil and natural gas inventory, exploration and production activity, the actions of the Organization of Petroleum Exporting Countries, or OPEC, the costs and availability of alternative fuels, the costs and proximity of transportation facilities, political conditions affecting oil-producing activities, regulation by authorities and the costs of complying with applicable environmental regulations.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations.  Operations with respect to Blocks in which we hold interests could be significantly delayed or curtailed in the event cost of operations significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on operations. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus to acquire or invest in working interests and other oil and natural gas businesses, properties, products and technologies that are complementary to our own, although we have no such transactions currently in place.  Also, we intend to use a portion of net proceeds from time to time for general corporate purposes, including exploration and development activities, regulatory affairs expenses, capital expenditures, additions to working capital and general and administrative expenses. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF SECURITIES

Described below are the general terms of the capital stock, warrants, debt securities and units that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for such securities being offered. The accompanying prospectus supplement may add, update or change the terms and conditions of such securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 950,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock in one or more series, $0.0001 par value per share.  At present, no shares of preferred stock have been designated or issued by us.  As provided below, the only equity securities currently outstanding are shares of common stock.

Common Stock

As of June 30, 2010, we had 723,305,444 shares of common stock outstanding.  In addition, we currently have approximately 12,423,244 shares of common stock reserved for issuance under our 2004 Plan.  The 2004 Plan was approved at a special meeting of our shareholders in February 2005 and, as of June 30, 2010; approximately 7,576,756 shares have been issued under the 2004 Plan.  All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.   Subject to limitations under Colorado law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available for them.  To date, we have not paid any dividends on our common stock.  We intend to retain earnings, if any, to finance the continued development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Future determinations  regarding the payment of dividends is subject to the discretion of the board of  directors  and will  depend  upon a number of factors,  including future earnings,  capital requirements,  financial condition and the  existence or absence of any  contractual  limitations  on the payment of dividends.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.  Our common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The above summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended Articles of Incorporation, or articles of incorporation, and bylaws, copies of which are on file with the SEC as exhibits to our registration statement on Form S-1 filed by us with the SEC on January 8, 1998.  See “Where You Can Find More Information.”

Preferred Stock

Our articles of incorporation provide that our board of directors has the authority, without further action by the shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, preemptive rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the shareholders. Our board of directors may also establish from time to time the number of shares constituting any series of preferred stock, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of any series then outstanding.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with

•	the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.  As of June 15, 2010, we had no shares of preferred stock outstanding.

The issuance of preferred stock could adversely affect the voting power, liquidation rights, conversion or other rights of holders of common stock.  The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.  Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Provisions

Some provisions of our amended articles of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might deem to be in the shareholder’s best interest.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.  In addition, our board of directors is authorized to make, alter or repeal our bylaws without further shareholder approval.

Limitation of Officers’ and Directors' Liability; Indemnification

The Colorado Business Corporation Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their officers and employees for monetary damages for breaches of directors’ fiduciary duties.

Under our articles of Incorporation, we may indemnify a person (including against reasonable expenses incurred by such person) in connection with any proceeding if such person was made a party to the proceeding because he is or was a director if he or she conducted himself/herself in good faith and he/she reasonably believed (i) in the case of conduct in his/her official capacity with the Company, that his/her conduct was in the Company’s best interests, or (ii) in the case of any criminal proceedings, that he/she had no reasonable cause to believe his/her conduct was unlawful.  The Company may not however indemnify a director in connection with (i) a proceeding by or in the right of the Company in which the director was adjudged liable to the corporation and (ii) in connection with any proceeding charging improper personal benefit to the Director, whether or not involving action in his official capacity, if he/she was adjudged liable on the basis that personal benefit was improperly received by him/her. We have not entered into separate indemnification agreements with any of our directors or officers.

We currently maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

We also have the right and/or duty to indemnify any officer, employee, or agent of the corporation who is not a director to the extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation's shareholders or directors, or in a contract.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing on OTC Bulletin Board

Our common stock is traded on the OTC Bulletin Board under the symbol "ERHE".

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. of Denver, Colorado.  The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.  To the extent we identify a warrant agent in any prospectus supplement; such agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.  The below summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus.  We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any prospectus supplement, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

Each warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Warrants may be issued separately or together with equity securities.  The particular terms of each series of warrants, the warrant agreement relating to the warrants and the warrant certificates representing warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	the anti-dilutive protections given to the holder of such warrant;

•	if applicable, a discussion of any material or special U.S. federal income tax, accounting or other considerations applicable to holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

No Outstanding Warrants

As of June 15, 2010, there were no outstanding warrants to purchase any shares of our capital stock.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including: (a) the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; (b) any provisions of the governing unit agreement that differ from those described below; and (c) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities.”

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable third parties employed by us, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We also do not supervise the depositary in any way;

•
The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not us, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time through one or more underwriters for public offering and sale, and we also may sell securities to investors directly or through one or more broker-dealers or agents, a combination of these methods, or through any other method permitted by applicable law.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering and specific plan of distribution, including the name or names of any underwriters, dealers or agents, or combination thereof, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. In connection with the sale of our securities, or the purchasers our securities for which the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.

The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.  Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the gross proceeds received by us for the sale of any securities being offered pursuant to SEC Rule 415 under the Securities Act.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

We may offer securities solicited directly by us and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.  The terms of any such sales will be described in the prospectus supplement relating thereto.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

LEGAL MATTERS – VALIDITY OF SECURITIES

Thompson & Knight LLP will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

Our consolidated financial statements as of September 30, 2009 and 2008 and for each of the three years in the period ended September 30, 2009 incorporated in this prospectus from our Form 10-K/A for the year ended September 30, 2009 and the effectiveness of our internal control over financial reporting as of September 30, 2009, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.